Exhibit 4.2
DESCRIPTION OF COMMON STOCK OF
CF INDUSTRIES HOLDINGS, INC.
The following description of certain matters with respect to the common stock, par value $0.01 per share (“Common Stock”), of CF Industries Holdings, Inc. (referred to as “CF Holdings,” the “Company,” “we,” “us” or “our”) is a summary and does not purport to be a complete legal description of the Common Stock. The following description is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our Fourth Amended and Restated Bylaws, as amended (our “Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We encourage you to read our Certificate of Incorporation and our Bylaws and relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.
Authorized Capital Stock
The authorized capital stock of CF Holdings consists of 500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 500,000 shares have been designated Series A Junior Participating Preferred Stock.
Common Stock
The outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.
Subject to the rights and preferences applicable to any shares of Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences applicable to any shares of Preferred Stock outstanding at the time, the holders of Common Stock will be entitled to receive the distribution of our remaining assets.
Our Bylaws provide that, unless otherwise required by law, our Certificate of Incorporation or our Bylaws, any question brought before any meeting of the stockholders will be decided by the vote of the holders of a majority of the total number of votes of our capital stock represented and entitled to vote at the meeting, voting as a single class. Under our Bylaws, when stockholders act at a meeting on the election of directors, each director will be elected by the vote of the majority of the votes cast with respect to the director at such meeting, except in the case of a contested election, in which case the directors will be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the election of directors.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 50,000,000 shares of Preferred Stock in one or more classes or series and to fix for each such class or series (other than the Series A Junior Participating Preferred Stock, the terms of which are set forth in our Certificate of Incorporation) such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the resolution or resolutions adopted by our board of directors providing for the issuance of such class or series, which may include, among other terms, dividend rights and the dividend rate, if any; the rights and terms of conversion or exchange, if any; the rights and terms of redemption, if any, and the redemption price; and rights upon the dissolution of, or upon any distribution of the assets of, CF Holdings. Any or all of these rights of a class or series of Preferred Stock may be greater than the rights of Common Stock. The Series A Junior Participating Preferred Stock was established in connection with our former stockholder rights plan that expired in 2015. No shares of Preferred Stock have been issued. The rights of the holders of Common Stock would be subject to, and could be adversely affected by, the rights of the holders of any Preferred Stock that is issued in the future.
Certain Provisions
The provisions of our Certificate of Incorporation and our Bylaws summarized below, which we believe can help to discourage coercive takeover practices and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited attempt to acquire us, could have an anti-takeover effect and may delay, defer or prevent a change in control of CF Holdings.
Number of directors; filling vacancies
Our Certificate of Incorporation provides that our board of directors will consist of not less than three or more than fifteen members, the exact number of which will be fixed from time to time by our board of directors.

Our Certificate of Incorporation and Bylaws provide that, subject to the terms of any Preferred Stock, any vacancy on our board of directors that results from an increase in the number of directors may only be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may only be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. No decrease in the number of directors constituting the board of directors shorten the term of any incumbent director.
The director vacancy provisions make it more difficult than it would be in the absence of such provisions for a stockholder to remove incumbent directors and gain control of our board of directors by filling vacancies created by such removal with such stockholder’s own nominees. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Special meetings of stockholders
Our Certificate of Incorporation and Bylaws provide that, unless otherwise required by law, special meetings of stockholders may be called by the chairman of our board of directors, our president or our board of directors and, subject to the provisions of our Bylaws, a special meeting of stockholders shall be called by our Secretary upon written request in proper form of one or more record holders of Common Stock representing at least 25% of the voting power of all outstanding shares of Common Stock which shares are determined to be “Net Long Shares” in accordance with our Bylaws. Subject to the rights of holders of any shares of Preferred Stock, special meetings of stockholders may not be called by any other person or persons. A stockholder request for a special meeting of stockholders is subject to various procedural and other requirements and limitations under our Bylaws, including a requirement that such a request include specified information as to, among other things, the requesting stockholders and the matters proposed to be acted on at the special meeting. Among other limitations applicable to stockholder special meeting requests, a special meeting request will not be valid if it relates to an item of business that is not a proper subject for stockholder action under applicable law; if it is delivered during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders; if an identical or substantially similar item, including the election or removal of directors, was presented at an annual or special meeting of stockholders held not more than 90 days before the special meeting request is delivered; or if an identical or substantially similar item, including the election or removal of directors, is included in our notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called by the time the special meeting request is delivered but not yet held.
Business transacted at any special meeting of stockholders will be limited to the purposes stated in the valid stockholder special meeting request (if any) for such special meeting and any matters our board of directors determines to submit to our stockholders at such special meeting.
Stockholder action by written consent
Our Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and denies stockholders the ability to act by written consent without a meeting.
Advance notice requirement for stockholder proposals at annual meetings of stockholders
Our Bylaws establish advance notice procedures for stockholders to bring business before an annual meeting of stockholders. Under these advance notice procedures, for business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice of the business in proper written form to our Secretary. These advance notice procedures require, among other things, that the notice set forth specified information, including information as to the notifying stockholder and certain associated persons and as to each matter such stockholder proposes to bring before the annual meeting. To be timely under these advance notice procedures, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.
Advance notice requirement for nomination of candidates for election to our board of directors
Our Bylaws establish advance notice procedures for stockholder nominations of persons for election as directors of CF Holdings at any annual meeting of stockholders or any special meeting of stockholders called for the purpose electing directors. Under these advance notice procedures, for a nomination to be made by a stockholder, other than any nomination made pursuant to a stockholder special meeting request in accordance with the requirements referenced above in “—Special meetings of stockholders” or made in accordance with the proxy access provisions of our Bylaws referenced below in “Proxy Access,” such stockholder must give timely written notice of the nomination in proper written form to our Secretary. These advance notice procedures require, among other things, that the notice set forth specified information, including information as to the notifying stockholder and certain associated persons and as to each proposed nominee. To be timely under these advance notice procedures, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors (other than pursuant to a stockholder special meeting request in accordance with the requirements referenced above in “—Special meetings of stockholders”), not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
Amendment of bylaws
Our board of directors has the authority to amend our Bylaws without a stockholder vote. Our Bylaws may also be amended by the affirmative vote of the holders of a majority of the voting power of our then issued and outstanding capital stock entitled to vote generally at an election of directors of CF Holdings.
Authorized but unissued capital stock
Under our Certificate of Incorporation, our Bylaws and the DGCL, authorized but unissued shares of our capital stock are available for future issuance without stockholder approval. We could issue shares of Common Stock or Preferred Stock at such times, under such circumstances, on such terms and conditions and, in the case of Preferred Stock, with such rights and preferences as to render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or other means.
Proxy Access
Our Bylaws allow eligible stockholders to include their own nominees for director at an annual meeting of stockholders in our proxy materials along with the candidates nominated by our board of directors. Subject to applicable procedural and other requirements under our Bylaws, the proxy access provisions of our Bylaws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of the outstanding Common Stock for at least the previous three years to nominate and include in our proxy materials director nominees constituting not more than 25% of the number of the directors in office at the time of the nomination. Under the proxy access provisions of our Bylaws, an eligible stockholder or group of stockholders seeking to include a nominee for director in our proxy materials for an annual meeting of stockholders must, among other things, provide notice as specified in the proxy access provisions of our Bylaws to our Secretary no earlier than 150 days and no later than 120 days before the anniversary of the date we issued our proxy statement for the previous year’s annual meeting of stockholders.
Section 203 of the DGCL
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to that time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers of the corporation and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or after that time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

As defined in Section 203 of the DGCL, “business combination” generally includes the following:

•	mergers or consolidations involving the corporation and the interested stockholder;

•	sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
transactions involving the corporation that have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; and

•	receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any person that, together with its affiliates and associates, is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and, together with such person’s affiliates and associates, was the owner of 15% or more of the outstanding voting stock of the corporation within the three-year period immediately before the date of determination, and the affiliates and associates of such person.